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Mesa Energy Holdings, Inc. Discusses the Coal Creek Project

Press Release Source: Mesa Energy Holdings, Inc. On Thursday March 4, 2010, 8:30 am

DALLAS—(BUSINESS WIRE)—Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH.OB), an oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, discusses its Coal Creek Project.

The Coal Creek Project is a developmental prospect targeting natural gas in the Hunton Sand, the Brent Sand, and a shallow Atoka gas reservoir present in the Arkoma Basin of eastern Oklahoma. The Company has a 78% net revenue interest in eight oil and gas leases covering approximately 700 acres located in Sequoyah County, Oklahoma, which make up the Coal Creek Project. The Coal Creek Project is operated by a third party with whom the Company has maintained a long term relationship.

The project includes two recently drilled wells, the Cook #1 and Gipson #1. Both wells have been successfully completed, tested and connected to an Arkansas Oklahoma Gas Company (AOG) sales line, and initial production and sales have begun from these wells.

The Company believes there are multiple offset drilling locations and expects those locations to be drilled beginning in 2010 as part of the overall development plan for the project.

“Although our philosophy is to operate all of our properties, we have a long-standing relationship with the operator on the Coal Creek Project and we are pleased with the working arrangement in place,” said CEO of Mesa Energy Holdings, Randy M. Griffin. “We are also pleased with the completion and tie-in of our two wells, and we look forward to further drilling developments on the property in 2010.”

The Arkoma Basin is a structural feature located in southern Oklahoma and western Arkansas consisting of Middle Cambrian to Late Mississippian age carbonate, shale, and sandstone sediments. The Brent Sand is a sandstone member of the Pennsylvanian age Atoka Group, a sequence of marine, silty sandstones and shales generally located in eastern Oklahoma and western Arkansas and the Hunton Sand is a Devonian-Silurian age group of interbedded limestone members primarily found in eastern Oklahoma. The Hunton typically produces a significant volume of water with initial production, with increasing volumes of gas and decreasing volumes of water as production matures.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595